EXHIBIT 10.3
111 boul. Robert-Bourassa, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com
*This is a translation from the signed agreement in French
April 9, 2021

Mr. Yves Laflamme

Re: Agreement between Yves Laflamme and Resolute FP Canada Inc.

Yves,

I am pleased to confirm your appointment to the position of Special Advisor to the President and Chief Executive Officer.

Date of Appointment & Term
This agreement becomes effective on April 1, 2021.
Annual Base Salary
As of your date of appointment, your base salary will be at a annual rate of $240,000 in nominal value, less applicable deductions, payable in semi-monthly installments. The semi-monthly installments will be deposited directly into your personal bank account. Your annual salary includes your representation of Resolute at the board of directors of Serres Toundra and your involvement in certain mandates in relation to this agreement.

Your base salary will be subject to the Company’s currency policy for executives. For 2021, 63.5% of your base salary will be denominated in Canadian dollars and 36.5% will be denominated in US dollars, up and until the Company modifies this ratio.

Short Term Incentive Plan
You will not participate in the Company’s short-term incentive plans adopted by the Company from time to time.

Long Term Incentive Plan
You will not participate in the Company’s Long Term Incentive Plan.

Retirement Plan
You will not be eligible to participate in the Company’s Defined Contribution Retirement Plan applicable to current permanent employees of the Resolute FP Canada Inc., or the DC Make Up Program applicable to Resolute’s Senior Management.

Health and Insurance Benefits
You will continue to be eligible to participate in the Company’s Health and Insurance Benefits program applicable to current permanent employees of Resolute FP Canada Inc.

Annual Medical Examination
You will continue to be eligible to an annual medical examination with Medisys Health Group Inc. which is considered a taxable benefit.

111 boul. Robert-Bourassa, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

You will benefit from the Medisys One medical concierge services which include a proactive and personalized health care management service available 24/24.

Vacation
You will not be eligible to participate in the Company’s vacation program and any statutory entitlement to vacation pay is included in your annual salary.

Indemnification
You will continue to be covered by the Company’s indemnification policy for the executive officers and Chief Accounting Officer.

Termination
The term of your employment will be for 12 months from the effective date. Either party may, at any time and for cause, terminate unilaterally the present agreement without prior notice.

Contracts and other
The present agreement cancels and replaces any previous agreement in effect relating to your employment with the Company

If you have any questions concerning this offer, please let me know.

Best regards,

/s/ Remi G. Lalonde
Remi G. Lalonde
President and Chief Executive Officer

I have read the herein letter and hereby accept these terms and conditions.

/s/ Yves Laflamme	April 10, 2021
Yves Laflamme	Date